Exhibit 99.1

FOR IMMEDIATE RELEASE August 1, 2007	CONTACTS:
News Media
	Kimberly Greer	(202) 624-6704 (Office)
(703) 216-3686 (Cell)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)
WGL Holdings, Inc. Reports Increased Third Quarter Fiscal Year 2007 Earnings
and Raises Earnings Guidance
     WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income of $13.0 million, or $0.26 per share, for the three months ended June 30, 2007, the third quarter of fiscal year 2007. This represents a $14.8 million, or $0.30 per share, increase over a net loss of $1.8 million, or $0.04 per share, reported for the three months ended June 30, 2006.
     “Our third quarter performance reflects excellent results from our retail energy-marketing business and confirms our progress in achieving sustained long-term success for our customers, employees and investors through a continued focus on our core strategic objectives,” said James H. DeGraffenreidt, Jr., chairman and chief executive officer of WGL Holdings.
     For the first nine months of fiscal year 2007, we reported net income of $121.4 million, or $2.46 per share, an increase of $22.0 million, or $0.43 per share, over net income of $99.4 million, or $2.03 per share, reported for the first nine months of fiscal year 2006. Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding. Our operations are seasonal and, accordingly, our operating results for the three and nine months ended June 30, 2007, are not indicative of the results expected for the 12 months ending September 30, 2007.

Results from Normal Operations
     We evaluate our financial performance based on results from normal operations, which reflect normal weather for our regulated utility segment and exclude certain unusual transactions and discontinued operations. Our consolidated net income from normal operations for the third quarter of fiscal year 2007 was $0.22 per share, a $0.23 per share improvement over the net loss from normal operations of $0.01 per share for the same quarter of the prior fiscal year. This improvement reflects $0.19 per share of increased earnings from normal operations by our retail energy-marketing business, as well as $0.06 per share of increased earnings from normal operations by our regulated utility segment. For the first nine months of fiscal year 2007, earnings from normal operations were $2.35 per share, a $0.30 per share improvement over earnings from normal operations of $2.05 per share reported for the corresponding period of the prior fiscal year. This improvement reflects $0.29 per share of increased earnings from normal operations by our retail energy-marketing business, as well as $0.04 per share of increased earnings from normal operations by our regulated utility segment.
     Earnings from normal operations for the prior periods presented exclude a loss from discontinued operations. For the three and nine months ended June 30, 2006, we reported an after-tax loss of $1.2 million, or $0.03 per share, and $2.5 million, or $0.05 per share, respectively, from the discontinued operations of a commercial heating, ventilation and air conditioning subsidiary of WGL Holdings, sold in September 2006.
     Earnings from normal operations exclude the effect of variations from normal weather on our regulated utility segment. During the third quarter of fiscal year 2007, the results from normal operations exclude the effects of weather that was 31.8 percent colder than normal and contributed an estimated $2 million (after-tax), or $0.04 per share, to net income during this period. There were no effects on results of operations from weather for the third quarter of fiscal year 2006. For the nine months ended June 30, 2007, results from normal operations exclude the effects of weather that was 3.8 percent colder than normal and contributed an estimated $3 million (after-tax), or $0.06 per share, to net income during this period. For the comparable nine-month period in fiscal year 2006, weather was 2.7 percent warmer than normal; however, net income was enhanced in relation to normal weather by an estimated $2.5 million (after-tax), or $0.05 per share, driven primarily from colder-than-normal weather experienced during the first quarter of fiscal year 2006.

     Earnings from normal operations for the nine months ended June 30, 2007, exclude the effect of an unusual transaction related to our regulated utility segment. Specifically excluded was a $3.9 million (pre-tax), or $0.05 per share, adjustment that reduced depreciation expense applicable to the period from January 1, 2006, through September 30, 2006. This adjustment was recorded in the first quarter of fiscal year 2007 upon approval of new depreciation rates by the staff of the Virginia State Corporation Commission (SCC of VA). There were no unusual transactions in the third quarter of fiscal year 2007.
     Earnings from normal operations for the nine months ended June 30, 2006, also exclude the effect of unusual transactions related to both our regulated utility and energy-marketing segments. Earnings from normal operations for the nine months ended June 30, 2006, exclude a charge of $4.6 million (pre-tax), or $0.06 per share, recorded by the regulated utility segment in the nine-month period of fiscal year 2006 related to a proposed order of a Hearing Examiner from the Maryland Public Service Commission (PSC of MD) that recommends the disallowance of certain natural gas costs incurred by Washington Gas and collected from customers in a prior fiscal year. Also excluded to derive earnings from normal operations for the nine months ended June 30, 2006, was income recognized by the energy-marketing segment to reflect the reversal of $3.1 million (pre-tax), or $0.04 per share, related to fees that were previously assessed by the District of Columbia Public Service Commission (PSC of DC) and accrued in prior fiscal years. The reversal of these expenses stemmed from a favorable court decision resulting from our appeal of the assessment. There were no unusual transactions in the third quarter of fiscal year 2006.
     Reconciliations of WGL Holdings’ and the regulated utility segment’s earnings per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings per share from normal operations are included with this news release.
Business Process Outsourcing
     During the third quarter of fiscal year 2007, Washington Gas executed a ten-year business process outsourcing agreement which is designed to improve customer service and reduce costs. During fiscal years 2007 and 2008, Washington Gas expects to incur and pay total, one-time costs of approximately $29 million to implement this agreement. We believe that the costs necessary to implement the business process outsourcing plan will ultimately be recoverable through the ratemaking process. Washington Gas seeks to amortize these costs over various periods specified in pending rate cases which include Performance-Based Rate (PBR) mechanisms. This proposed treatment will match these amortized costs with expected savings. This net savings will be shared through the proposed PBR mechanisms when earnings exceed a targeted level. During the third quarter of fiscal year 2007, Washington Gas recorded a regulatory asset in the amount of $10.5 million for costs incurred associated with its business process outsourcing plan allocable to Virginia and Maryland which would be amortized over a recovery period to be established and approved in pending rate cases. Of this $10.5 million, $8.5 million was related to employee severance and benefit costs that arose in the third quarter in recognition of organization changes necessary to implement the business process outsourcing plan. The remaining $2.0 million was incurred in prior periods and related to consulting and legal fees necessary to implement the plan. All or a portion of these costs to achieve the outsourcing effort could be expensed if the regulators in our jurisdictions do not permit recovery of such costs as part of PBR mechanisms in pending or future rate cases. We expensed $972,000 (pre-tax), or $0.01 per share, of costs allocable to the District of Columbia associated with this plan because it is not sufficiently clear when or how the PSC of DC will address the pending rate design proposal concerning the deferral and amortization of these costs.
Virginia Rate Settlement
     On July 30, 2007, Washington Gas, the Staff of the SCC of VA (VA Staff) and one other participant submitted a Stipulation to the SCC of VA related to a rate case application in Virginia that was filed on September 15, 2006. The Stipulation is not opposed by any of the parties to the proceedings. We expect the SCC of VA to issue a final order approving this Stipulation prior to September 30, 2007. Among other things, this Stipulation includes an annual rate increase of $3.9 million, the implementation of a weather normalization provision and the implementation of a PBR mechanism. The weather normalization provision will complement the existing declining block rate structure and strengthen Washington Gas’s ability to recover its costs even if consumption declines. The PBR mechanism includes a four-year rate freeze and provisions for sharing earnings that exceed an established target, after the recovery of Washington Gas’s costs, including a four-year amortization of initial start-up costs, associated with achieving Washington Gas’s business process outsourcing initiatives.

GAAP Results from Operations – Three Months Ended June 30, 2007
     The remainder of the discussion in this news release focuses on operating results derived by each of our primary business segments in accordance with GAAP. An analysis of net income (loss) applicable to common stock by segment is included with this news release.
     Regulated Utility Segment
     Our regulated utility segment reported a seasonal net loss of $2.0 million, or $0.04 per share, for the third quarter of fiscal year 2007, an improvement of $4.8 million, or $0.10 per share, over the net loss of $6.8 million, or $0.14 per share, reported for the third quarter of the prior fiscal year. This improvement was primarily attributable to higher net revenues. Reporting a net loss for quarters ending June 30 is typical due to the seasonal nature of our utility operations and the corresponding reduced demand for natural gas during this period.
     Higher net revenues primarily reflect natural gas deliveries totaling 199.7 million therms during the current quarter, an increase of 53.6 million therms, or 36.7 percent, over the same quarter of last year. The increase in therm deliveries was driven by 59.2 percent colder weather in the current quarter when compared to the same quarter in fiscal year 2006. In Maryland, the application of our Revenue Normalization Adjustment (RNA) billing mechanism offsets the benefits from the colder-than-normal weather. In the District of Columbia and Virginia, our weather protection strategy allows us to retain the benefits of colder-than-normal weather while neutralizing the estimated effects of warmer-than-normal weather. On a quarterly basis, the financial effect of this strategy may not correlate with the heating degree days experienced in a particular quarter, as the effect is measured based on the cumulative impact of weather, based on year-to-date statistics, which matches the underlying weather protection products. Including the effects of our weather protection strategies, in the third quarter of fiscal year 2007, net income was enhanced by an estimated $2 million (after-tax), or $0.04 per share, from the 31.8 percent colder-than-normal weather. There were no effects from weather during the third quarter of fiscal year 2006. Expenses and net benefits associated with our weather protection strategies in the District of Columbia and Virginia for the third quarter of fiscal years 2007 and 2006 are reflected in operation and maintenance expenses.
     Also contributing to the increase in net revenues were: (i) the addition of over 14,700 active customer meters since the end of the same quarter last year; (ii) a favorable adjustment related to a true-up of lost-and-unaccounted-for gas for the recently completed winter season and (iii) new rates that went into effect in Virginia on February 13, 2007. This rate increase in

Virginia went into effect pursuant to the regulations of the SCC of VA, and is subject to refund pending the SCC of VA’s final order approving the recent Stipulation. Our financial results reflect a provision for rate refunds to customers consistent with the Stipulation.
     Operation and maintenance expenses increased $2.3 million (pre-tax), or $0.03 per share, during the three months ended June 30, 2007, when compared to the corresponding period of the prior year. Operation and maintenance expenses for the prior period were reduced by a $1.8 million (pre-tax), or $0.02 per share, benefit related to our weather protection products due to warmer-than-normal weather. No such benefits were recognized in the current period due to the colder-than-normal weather. Other increases in operation and maintenance expenses include higher pension and post-retirement benefit costs and $972,000, or $0.01 per share, of severance costs related to the implementation of the business process outsourcing plan. Partially offsetting these increases in operation and maintenance expenses were lower uncollectible accounts expense and the reversal of $2.0 million (pre-tax), or $0.02 per share, related to costs previously expensed for the start-up activities associated with achieving Washington Gas’s business process outsourcing initiatives.
     Retail Energy-Marketing Segment
     The retail energy-marketing segment reported net income of $16.0 million, or $0.32 per share, for the three months ended June 30, 2007, an increase of $9.9 million, or $0.19 per share, over net income of $6.1 million or $0.13 per share, reported for the same three-month period of the prior fiscal year. Results in the current quarter improved due to higher gross margins (revenues less costs of energy) from the sale of both electricity and natural gas, partially offset by higher selling, general and administrative expenses that resulted from certain adjustments that occurred in the prior period that did not recur in the current period.
     Gross margins from electric sales increased significantly in the third quarter of fiscal year 2007 compared to the same quarter of fiscal year 2006, reflecting a substantial rise in customers, electric sales volumes and the gross margin per kilowatt hour sold. At the end of the third quarter of fiscal year 2007, the number of electric customers had increased by 27.1 percent when compared to the end of the same quarter of the prior fiscal year. This customer growth was principally the result of new competitive opportunities that emerged during the second half of fiscal year 2006 as a result of a sharp increase in competing rates offered by electric utilities in Maryland and Delaware. Also favorably affecting the gross margins from electric sales were unrealized mark-to-market gains associated with derivatives that enhanced current period earnings by $5.1 million (pre-tax), or $0.06 per share.
     Gross margins from natural gas sales in the current quarter increased over the same quarter of the prior period reflecting an increase in natural gas sales volumes and the gross margin per therm sold. Natural gas sales volumes increased 14.2 percent due to colder weather experienced in the third quarter of fiscal year 2007 over the same quarter of the prior fiscal year. Partially offsetting the increase in gross margin per therm sold were lower unrealized mark-to-market gains from derivatives that reduced earnings by $349,000 (pre-tax).
GAAP Results from Operations – Nine Months Ended June 30, 2007
     Regulated Utility Segment
     Our regulated utility segment reported net income of $106.6 million, or $2.16 per share, for the first nine months of fiscal year 2007, an increase of $9.0 million, or $0.16 per share, over net income of $97.6 million, or $2.00 per share for the first nine months of fiscal year 2006. The year-over-year increase in net income primarily was attributable to higher net revenues.
     Higher net revenues primarily reflect natural gas deliveries to firm customers totaling 1.2 billion therms during the nine months ended June 30, 2007, an increase of 84.8 million therms, or 7.7 percent, over the same period last year. The increase in therm deliveries was driven by 7.0 percent colder weather when compared to the same period of the prior year. Including the effects of our weather protection strategies, during the nine months ended June 30, 2007, net income was enhanced by an estimated $3 million (after-tax), or $0.06 per share, from the colder-than-normal weather. For the comparable nine-month period in fiscal year 2006, net income was enhanced in relation to normal weather by an estimated $2.5 million (after-tax), or $0.05 per share, driven primarily from colder-than-normal weather experienced during the first quarter of fiscal year 2006.
     Also contributing to the increase in net revenues for the nine months ended June 30, 2007, were: (i) the addition of more than 14,700 active customer meters since the end of the same period of the prior fiscal year; (ii) a charge recorded in the second quarter of fiscal year 2006 of $4.6 million (pre-tax), or $0.06 per share, related to a proposed regulatory order to disallow certain natural gas costs incurred by Washington Gas and billed to Maryland customers; (iii) a favorable adjustment related to lost-and-unaccounted-for gas and (iv) new rates that went into effect in Virginia on February 13, 2007, subject to refund, associated with the Virginia rate case proceeding. These increases were partially offset by decreased earnings from recoverable carrying costs on storage gas inventories.
     Operation and maintenance expenses increased $5.4 million (pre-tax), or $0.07 per share, during the nine months ended June 30, 2007, when compared to the corresponding period of the prior year. Operation and maintenance expenses for the prior period were reduced by an $8.3 million (pre-tax), or $0.10 per share, benefit related to our weather protection products due to warmer-than-normal weather. Excluding these prior period benefits, operation and maintenance expenses decreased due to lower expenses for uncollectible accounts, partially offset by higher pension and post-retirement benefit costs.
     The regulated utility segment also benefited from $2.8 million (pre-tax), or $0.03 per share, of lower depreciation and amortization expense in the first nine months of 2007 when compared to the same period of the prior fiscal year. The lower expense was attributable to a reduction in Washington Gas’s depreciation rates on fixed assets related to the Virginia jurisdiction, partially offset by the effect of increased investment in depreciable property, plant and equipment. The reduction in Washington Gas’s depreciation rates was approved by the VA Staff during the first quarter of fiscal year 2007. In accordance with Virginia regulatory policy, we implemented the new depreciation rates retroactive to January 1, 2006, which coincides with the date of the approved depreciation study. Accordingly, our depreciation and amortization expense for the current nine-month period included a benefit totaling $7.9 million (pre-tax), or $0.10 per share, of which $3.9 million (pre-tax), or $0.05 per share, was applicable to the period from January 1, 2006, through September 30, 2006, and $4.0 million (pre-tax) was related to the current nine-month period. Of this $4.0 million current period benefit, approximately $2.0 million, or $0.02 per share, was recorded prior to the implementation of new rates in Virginia. When new rates were put into effect in Virginia, both annual revenues and annual depreciation expense were reduced by equivalent amounts; therefore, subsequent to February 13, 2007, there is no impact on annual operating income for this reduction.
     Retail Energy-Marketing Segment
     The retail energy-marketing segment reported net income of $17.1 million, or $0.35 per share, for the nine months ended June 30, 2007, an increase in earnings of $12.1 million, or $0.25 per share, over net income of $5.0 million, or $0.10 per share, reported for the same nine-month period of fiscal year 2006. The year-over-year improvement in earnings for this business primarily reflects higher gross margins from the sale of electricity, partially offset by lower gross margins from the sale of natural gas. Further tempering the improved earnings were higher selling, general and administrative expenses due to increased costs associated with growing our electric customer base and increased labor and benefits expenses. Additionally, results from the prior fiscal year benefited from the reversal of expenses of $3.1 million (pre-tax), or $0.04 per share, related to certain fees assessed by the PSC of DC that were accrued in prior fiscal years.
     Gross margins from electric sales increased significantly in the current nine-month period, reflecting a substantial rise in both electric sales volumes and the gross margin per kilowatt hour sold resulting from new competitive opportunities that emerged in the second half of fiscal year 2006. Also favorably affecting the gross margins from electric sales were unrealized mark-to-market gains in the current nine-month period resulting from derivatives that enhanced current period earnings by $7.6 million (pre-tax), or $0.09 per share.
     Partially offsetting this increase were lower gross margins from natural gas sales stemming from higher gas costs in relation to retail sales prices, slightly offset by a 5.9 percent increase in natural gas sales volumes. The decrease in gross margins was partially offset by lower unrealized mark-to-market losses from derivatives that enhanced earnings by $1.7 million (pre-tax), or $0.02 per share, over the prior period.
Earnings Outlook
     We are raising our consolidated earnings estimate for the full fiscal year 2007 to a range of $2.02 to $2.10 per share from our previous guidance of $1.93 to $2.03 per share. This updated estimate includes an increase in projected full fiscal year 2007 earnings from our regulated utility segment to a range of $1.68 to $1.72 per share from the previous range of $1.66 to $1.72 per share, and an increase in projected full fiscal year 2007 earnings from continuing operations related to our unregulated business segments to a range of $0.34 to $0.38 per share from the previous range of $0.27 to $0.31 per share. The annual guidance for the consolidated entity includes an estimate of a net loss for our fourth quarter ending September 30, 2007, in the range of $(0.44) to $(0.36) per share. This estimate reflects a projected seasonal net loss from our regulated utility segment in a range of $(0.48) to $(0.44) per share, and projected net income related to our unregulated business segments in a range of $0.04 to $0.08 per share.

     This guidance reflects the estimated effect of actual weather through July 31, 2007, and assumes normal weather thereafter, as well as the addition of 16,000 new customers in fiscal year 2007. The annual guidance also includes an estimated increase in revenues in Virginia based on the unopposed Stipulation that was submitted related to the rate case pending before the SCC of VA. This Stipulation is subject to final approval by the SCC of VA. The guidance assumes that the revenue effects of new rates in the District of Columbia and Maryland will occur after fiscal year 2007. The guidance also assumes no effect of unusual items that could arise in the future, and no future gains or losses related to discontinued operations. This guidance includes the forecasted results of continuing operations only. We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.
Other Information
     We will hold a conference call at 10:30 a.m. Eastern time on August 2, 2007, to discuss our third quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. Slides providing details of our results of operations will be posted to the Web site. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings Web site through August 31, 2007.
     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, we hold energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.
Forward-Looking Statements
     This news release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission (SEC).
     Note: This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them.
     As previously disclosed in our filings with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process in connection with constructing, operating and maintaining Washington Gas’s natural gas distribution system; the ability to implement successful approaches to modify the current or future composition of gas delivered to customers or to remediate the effects of the current or future composition of gas delivered to customers, as a result of the introduction of gas from the Cove Point facility to Washington Gas’s natural gas distribution system; the ability to recover the costs of implementing steps to accommodate delivery of natural gas to customers as a result of the receipt of gas from the Cove Point facility; variations in weather conditions from normal levels; the availability of natural gas supply and interstate pipeline transportation and storage capacity; the ability of natural gas producers, pipeline gatherers, and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of Washington Gas’s natural gas distribution system as a result of factors beyond our control; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives to our products and services; changes in accounting principles; new commodity purchase and sales contracts and modifications in the terms of existing contracts that may materially affect fair value calculations under derivative accounting requirements; the ability of Washington Gas to implement effectively the outsourcing of several of its business functions; acts of God and terrorist activities and other uncertainties. The outcome of negotiations and discussions we may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of risks and uncertainties, see our most recent annual report to the SEC filed on Form 10-K, and other reports filed with the SEC.
     Please see the following comparative statements for additional information. Also included are reconciliations of WGL Holdings’ and the regulated utility segment’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended June 30, 2007 and 2006
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2007	2006	2007	2006

OPERATING REVENUES
Utility	$233,107	$183,595	$1,363,186	$1,490,588
Non-utility	234,351	163,326	957,137	823,684

Total Operating Revenues	467,458	346,921	2,320,323	2,314,272

OPERATING EXPENSES
Utility cost of gas	123,486	87,402	822,363	972,351
Non-utility cost of energy-related sales	200,624	148,049	905,471	800,556
Operation and maintenance	65,112	60,964	205,090	193,942
Depreciation and amortization	23,758	23,294	66,973	69,524
General taxes and other assessments	21,862	17,666	84,142	77,708

Total Operating Expenses	434,842	337,375	2,084,039	2,114,081

OPERATING INCOME	32,616	9,546	236,284	200,191
Other Income (Expenses)—Net	2,152	1,813	2,697	2,716
Interest Expense
Interest on long-term debt	9,997	10,059	30,047	30,586
Other—net	1,649	1,568	7,432	5,726

Total Interest Expense	11,646	11,627	37,479	36,312
Dividends on Washington Gas preferred stock	330	330	990	990

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	22,792	(598)	200,512	165,605
INCOME TAX EXPENSE (BENEFIT)	9,821	(14)	79,068	63,683

INCOME (LOSS) FROM CONTINUING OPERATIONS	12,971	(584)	121,444	101,922
Loss from discontinued operations, net of income tax benefit	—	(1,240)	—	(2,477)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$12,971	$(1,824)	$121,444	$99,445

AVERAGE COMMON SHARES OUTSTANDING
Basic	49,259	48,762	49,131	48,754
Diluted	49,557	48,762	49,313	48,891

EARNINGS PER AVERAGE COMMON SHARE
Basic
Income (loss) from continuing operations	$0.26	$(0.01)	$2.47	$2.09
Loss from discontinued operations	—	(0.03)	—	(0.05)

Basic earnings (loss) per average common share	$0.26	$(0.04)	$2.47	$2.04

Diluted
Income (loss) from continuing operations	$0.26	$(0.01)	$2.46	$2.08
Loss from discontinued operations	—	(0.03)	—	(0.05)

Diluted earnings (loss) per average common share	$0.26	$(0.04)	$2.46	$2.03

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(1,981)	$(6,825)	$106,639	$97,599

Non-utility operations:
Retail energy-marketing	16,022	6,124	17,109	4,951
Commercial HVAC	37	205	175	324

Total major non-utility	16,059	6,329	17,284	5,275
Other, principally non-utility activities	(1,107)	(88)	(2,479)	(952)

Total non-utility	14,952	6,241	14,805	4,323

INCOME (LOSS) FROM CONTINUING OPERATIONS	12,971	(584)	121,444	101,922
Loss from discontinued operations, net of income tax benefit	—	(1,240)	—	(2,477)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$12,971	$(1,824)	$121,444	$99,445

WGL Holdings, Inc.
Consolidated Balance Sheets
June 30, 2007
(Unaudited)

	June 30,	September 30,
(In thousands)	2007	2006

ASSETS
Property, Plant and Equipment
At original cost	$3,035,054	$2,949,951
Accumulated depreciation and amortization	(907,506)	(882,056)

Net property, plant and equipment	2,127,548	2,067,895

Current Assets
Cash and cash equivalents	67,170	4,350
Accounts receivable, net	234,461	197,733
Storage gas—at cost (first-in, first-out)	189,658	296,061
Other	53,321	63,878

Total current assets	544,610	562,022

Deferred Charges and Other Assets	162,309	161,489

Total Assets	$2,834,467	$2,791,406

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,008,872	$921,807
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	605,364	576,139

Total capitalization	1,642,409	1,526,119

Current Liabilities
Notes payable and current maturities of long-term debt	64,675	238,370
Accounts payable and other accrued liabilities	250,219	201,401
Other	156,627	121,071

Total current liabilities	471,521	560,842

Deferred Credits	720,537	704,445

Total Capitalization and Liabilities	$2,834,467	$2,791,406

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended June 30, 2007 and 2006
(Unaudited)

FINANCIAL STATISTICS
	Twelve Months Ended
	June 30,
	2007	2006

Closing Market Price—end of period	$32.64	$28.95
52-Week Market Price Range	$35.91-$28.44	$34.79-$27.04
Price Earnings Ratio	14.6	16.0
Annualized Dividends Per Share	$1.37	$1.35
Dividend Yield	4.2%	4.7%
Return on Average Common Equity	11.2%	9.4%
Total Interest Coverage (times) (1)	4.8	4.0
Book Value Per Share—end of period	$20.46	$19.41
Common Shares Outstanding—end of period (thousands)	49,310	48,762

(1)	Calculated using income from continuing operations.

UTILITY GAS STATISTICS
	Three Months Ended				Nine Months Ended				Twelve Months Ended
	June 30,				June 30,				June 30,
(In thousands)	2007		2006		2007		2006		2007		2006

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$144,244		$102,953		$915,828		$978,068		$987,415		$1,049,782
Commercial and Industrial — Firm	43,621		34,863		255,225		314,064		279,449		343,186
Commercial and Industrial — Interruptible	1,431		1,808		5,538		6,749		6,979		8,514
Electric Generation	275		274		825		957		1,100		1,232

	189,571		139,898		1,177,416		1,299,838		1,274,943		1,402,714

Gas Delivered for Others
Firm	24,611		22,972		122,191		119,070		139,109		134,960
Interruptible	10,391		8,655		41,492		34,717		49,061		41,139
Electric Generation	67		59		199		207		279		499

	35,069		31,686		163,882		153,994		188,449		176,598

	224,640		171,584		1,341,298		1,453,832		1,463,392		1,579,312
Other	8,467		12,011		21,888		36,756		31,716		48,860

Total	$233,107		$183,595		$1,363,186		$1,490,588		$1,495,108		$1,628,172

	Three Months Ended				Nine Months Ended				Twelve Months Ended
	June 30,				June 30,				June 30,
(In thousands of therms)	2007		2006		2007		2006		2007		2006

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	91,267		60,329		611,497		552,288		652,803		586,526
Commercial and Industrial — Firm	32,617		26,331		185,227		193,171		206,053		213,663
Commercial and Industrial — Interruptible	1,133		1,511		4,335		4,781		5,739		6,250

	125,017		88,171		801,059		750,240		864,595		806,439

Gas Delivered for Others
Firm	75,854		59,458		391,993		358,492		437,313		396,644
Interruptible	54,471		48,912		221,865		207,064		265,804		256,487
Electric Generation	18,331		21,916		45,444		47,775		105,984		86,770

	148,656		130,286		659,302		613,331		809,101		739,901

Total	273,673		218,457		1,460,361		1,363,571		1,673,696		1,546,340

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	130,988		114,750		651,635		615,538		732,791		705,650

Number of Customers (end of period)	143,100		144,900		143,100		144,900		143,100		144,900

Electricity Sales
Electricity Sales (thousands of kWhs)	985,558		471,255		2,892,539		1,390,160		3,914,786		2,109,289

Number of Accounts (end of period)	62,400		49,100		62,400		49,100		62,400		49,100

UTILITY GAS PURCHASED EXPENSE (excluding off system)	99.46	¢	98.99	¢	103.63	¢	129.06	¢	101.53	¢	127.43	¢

HEATING DEGREE DAYS

Actual	406		255		3,945		3,688		3,967		3,693
Normal	308		306		3,799		3,791		3,815		3,807
Percent Colder (Warmer) than Normal	31.8%		(16.7)%		3.8%		(2.7)%		4.0%		(3.0)%

Number of Active Customer Meters (end of period)	1,046,916		1,032,198		1,046,916		1,032,198		1,046,916		1,032,198

WGL Holdings, Inc. (Regulated Utility Segment)
For Periods Ended June 30, 2007 and 2006
(Unaudited)
Statements of Income

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In thousands)	2007	2006	2007	2006

Operating Revenues	$236,184	$185,768	$1,377,196	$1,503,562

Operating Expenses:
Cost of gas	126,563	89,575	836,373	985,325
Operation	48,666	47,136	155,269	151,451
Maintenance	10,037	9,244	29,556	27,954
Depreciation and amortization	23,597	23,210	66,487	69,267
General taxes and other assessments:
Revenue taxes	11,156	9,268	49,266	46,721
Other	9,673	8,818	31,943	31,862

Total operating expenses	229,692	187,251	1,168,894	1,312,580

Operating income (loss)	6,492	(1,483)	208,302	190,982
Other income (expenses) — net	2,040	1,396	2,220	1,489
Interest expense	11,059	10,416	34,204	33,112
Dividends on Washington Gas preferred stock	330	330	990	990
Income tax expense (benefit)	(876)	(4,008)	68,689	60,770

Net income (loss)	$(1,981)	$(6,825)	$106,639	$97,599

Utility Net Revenues ($000) (1)

Operating revenues	$236,184	$185,768	$1,377,196	$1,503,562
Less: Cost of gas	126,563	89,575	836,373	985,325
Revenue taxes	11,156	9,268	49,266	46,721

Utility net revenues	$98,465	$86,925	$491,557	$471,516

(1)	We analyze the operating results of our regulated utility segment based on utility net revenues. Washington Gas Light Company includes the cost of the natural gas commodity and revenue taxes (comprised principally of gross receipts taxes) in its rates charged to customers as reflected in operating revenues. Accordingly, changes in the cost of gas and revenue taxes associated with sales made to customers have no direct effect on the net revenues or net income of the regulated utility segment.

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
August 1, 2007
The reconciliation below is provided to demonstrate our utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries, and identify certain unusual transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving our five-year financial objectives, which are based on normal weather and uninfluenced by: (i) single, one-time, non-repeating transactions and (ii) our discontinued operations.
Utilization of normal weather is an industry standard, and it is our practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and we consistently identify and explain this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and we do not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2007 By Quarter (1)

	Fiscal Year 2007 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.92	$1.29	$0.26		$2.46
Less: (Loss) from discontinued operations – net	—	—	—		—

GAAP diluted earnings per share from continuing operations	0.92	1.29	0.26		2.46
Adjusted for:
Colder-than-normal weather	—	(0.02)	(0.04)		(0.06)
Retroactive depreciation expense adjustment	(0.05)	—	—		(0.05)

Adjusted diluted earnings per share from normal operations	$0.87	$1.27	$0.22		$2.35

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)(2)

	Fiscal Year 2006 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.91	$1.16	$(0.04)		$2.03
Less: (Loss) from discontinued operations – net	(0.02)	(0.01)	(0.03)		(0.05)

GAAP diluted earnings (loss) per share from continuing operations	0.93	1.17	(0.01)		2.08
Adjusted for:
Warmer (colder)-than-normal weather	(0.07)	0.02	—		(0.05)
Reserve for disallowance of natural gas costs	—	0.06	—		0.06
Energy-marketing reversal of fee expense	—	(0.04)	—		(0.04)

Adjusted diluted earnings (loss) per share from normal operations	$0.86	$1.21	$(0.01)		$2.05

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding which may vary for each of those periods.

(2)	On September 29, 2006, we sold all of the outstanding shares of common stock of a portion of our commercial heating, ventilation and air conditioning business segment. The operating results of the discontinued operation have been presented separately from the operating results of our continuing operations for the fiscal year 2006 period presented.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
August 1, 2007
The reconciliation below is provided to demonstrate our utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the regulated utility segment, and identify certain unusual transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving our five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is our practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and we consistently identify and explain this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and we do not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2007 By Quarter (1)

	Fiscal Year 2007 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.88	$1.33	$(0.04)		$2.16
Adjusted for:
Colder-than-normal weather	—	(0.02)	(0.04)		(0.06)
Retroactive depreciation expense adjustment	(0.05)	—	—		(0.05)

Adjusted diluted earnings (loss) per share from normal operations	$0.83	$1.31	$(0.08)		$2.05

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.92	$1.22	$(0.14)		$2.00
Adjusted for:
Warmer (colder)-than-normal weather	(0.07)	0.02	—		(0.05)
Reserve for disallowance of natural gas costs	—	0.06	—		0.06

Adjusted diluted earnings (loss) per share from normal operations	$0.85	$1.30	$(0.14)		$2.01

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding which may vary for each of those periods.